Exhibit 5.1

January 3, 2008

Overland Storage, Inc.
4820 Overland Avenue
San Diego, California 92123

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Overland Storage, Inc., a California corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 831,700 additional shares (the “Shares”) of the Company’s common stock (the “Common Stock”), reserved for issuance under the Overland Storage, Inc. 2003 Equity Incentive Plan, as amended (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the authorization, adoption and amendment of the Plan.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also assumed that either (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and such Stock Certificate will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 416 of the California General Corporation Law (“Section 416”), or (ii) the Shares will be uncertificated in accordance with Section 416 and the Company’s bylaws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records.  We have further assumed that (a) shares currently reserved will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to the Plan, or any of the option agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares.  We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, it is our opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the Plan and the award agreements provided for under the Plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the California General Corporation Law and reported decisions of the California courts interpreting these laws.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the shares of the Company’s Common Stock issuable under the Plan.

Respectfully submitted,
/s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP